NEWS RELEASE
Skyline Corporation
2520 By-Pass Road
P.O. Box 743
Elkhart, Indiana 46515-0743
(574) 294-6521

Subject: FIRST QUARTER REPORT	Approved by: JAMES R. WEIGAND

ELKHART, INDIANA — OCTOBER 7, 2005
SKYLINE REPORTS FISCAL 2006 FIRST QUARTER RESULTS
     Net earnings for the first quarter of Skyline Corporation’s 2006 fiscal year were $2,344,000, an increase from the $806,000 of the first quarter of fiscal 2005. On a per share basis, net earnings for the first quarter of fiscal 2006 were $0.28 versus $0.10 for the first quarter a year ago. Net earnings for fiscal 2006 include a gain on sale of vacant land of $0.03 per share.
     Sales for the quarter which ended August 31, 2005 were $118,346,000, an increase from the $117,567,000 for the first quarter of fiscal 2005.
     For Skyline’s manufactured housing group, sales for the first quarter of fiscal 2006 were $92,436,000 compared to $85,018,000 for the first quarter a year ago. Skyline’s RV group recorded sales of $25,910,000 for the first three months of fiscal 2006 compared to $32,549,000 recorded for the first quarter of fiscal 2005.
     Skyline continues to maintain its traditionally strong balance sheet with no long-term debt and a healthy position in cash and temporary cash investments.
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Bringing America Home. Bringing America Fun.

SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Dollars in thousands except per share)

	Three Months Ended
	August 31, (Unaudited)
	2005		2004
Sales	$118,346		$117,567

Earnings before income taxes	3,721		1,346
Provision for income taxes	1,377		540

Net earnings	$2,344		$806

Basic earnings per share	$.28	(A)	$.10

Weighted average common shares outstanding	8,391,244		8,391,244

(A) Includes an after-tax gain on sale of vacant land of $.03 per share.
SKYLINE CORPORATION AND SUBSIDIARY COMPANIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	August 31, (Unaudited)
ASSETS	2005	2004
Cash and temporary cash investments	$143,163	$146,417
Accounts receivable	27,903	28,468
Inventories	10,839	11,698
Other current assets	9,609	8,444

Total Current Assets	191,514	195,027
Property, Plant and Equipment, net	34,744	37,429
Other Assets	9,610	8,809

	$235,868	$241,265

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable, trade	$7,630	$8,243
Accrued liabilities	25,869	24,042
Income taxes payable	1,363	428

Total Current Liabilities	34,862	32,713

Other Deferred Liabilities	10,669	10,773

Common stock	312	312
Additional paid-in capital	4,928	4,928
Retained earnings	250,841	258,283
Treasury stock, at cost, 2,825,900 shares in 2005 and 2004	(65,744)	(65,744)

Total Shareholders’ Equity	190,337	197,779

	$235,868	$241,265